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                        AMENDMENT NO. 15

                               TO

               PENNSYLVANIA POWER & LIGHT COMPANY

                 EMPLOYEE STOCK OWNERSHIP PLAN

	WHEREAS, Pennsylvania Power & Light Company ("Company") has adopted the Pennsylvania Power & Light Company Employee Stock Ownership Plan ("Plan") effective January 1, 1975; and
	WHEREAS, the Plan was amended and restated effective Janu-ary 1, 1987, and subsequently amended by Amendment Nos. 1, 2, 3,
4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14; and
	WHEREAS, the Company desires to further amend the Plan;
	NOW, THEREFORE, the Plan is hereby amended effective October
25, 1995 as follows:
  I.  Article VIII, Paragraph 8.1(d) is amended to read:
	8.1  Administration by Employee Benefit Plan Board
	  (d) The Employee Benefit Plan Board may adopt such rules and regulations as it deems desirable for the conduct of its affairs. All rules and decisions of the Employee Benefit Plan
Board shall be uniformly and consistently applied. The Employee Benefit Plan Board shall have the final right of interpretation, construction and determination under the plan and decisions of the Employee Benefit Plan Board are final and conclusive for all purposes.

  II.  Article X, Paragraph 10.1 is amended to read:

	10.1 Amendment. The Plan may be amended or terminated at any time by or pursuant to action of the board of directors of Resources. In addition, the EBPB may make such amendments to the Plan as it deems necessary or desirable except those amendments which substantially increase the cost of the Plan to the Company or significantly alter the benefit design or eligibility require-ments of the Plan. Except as expressly provided elsewhere in the Plan, prior to the satisfaction of all liabilities with respect to the benefits provided under this Plan, no such amendment or termination shall cause any part of the monies contributed here-under to revert to the Company or to be diverted to any purpose other than for the exclusive benefit of Participants and their beneficiaries. No amendment shall have the effect of retroactively depriving Participants of benefits already accrued under the Plan. Upon complete termination of the Plan without establishment or maintenance of a successor plan (other than an employee stock ownership plan as defined in Section 4975(e)(7) of the Code), Participants may receive distribution of their Accounts. Amendments to the allocation formulas contained in
Article V shall not be made more frequently than once every six months.

	III.  Article XII, Paragraph 12.7 is amended to read:
		12.7 Voting or Tendering Shares. Each Participant (or, in the event of his or her death, his or her beneficiary) is, for purposes of this Section 12.7, hereby designated a "named fidu-ciary," within the meaning of Section 403(a)(1) of ERISA with respect to his or her proportionate number of Shares (such pro-portionate Shares being determined at the respective times such fiduciary rights are exercisable, as set forth below).

	    (a) Voting Rights. Each Participant (or beneficiary) shall have the right, to the extent of his or her proportionate number of Shares (as determined in the last sentence of this Section 12.7(a)) to instruct the Trustee in writing as to the manner in which to vote such Shares at any stockholders' meeting of the Company. The Company shall use its best efforts to timely distribute or cause to be distributed to each Participant (or beneficiary) the information distributed to stockholders of the Company in connection with any such stockholders' meeting, together with a form requesting confidential instructions to the Trustee on how such Shares shall be voted on each such matter. Upon timely receipt of such instructions, the Trustee shall, on each such matter, vote as directed the appropriate number of Shares (including fractional Shares). The instructions received by the Trustee from individual Participants (or beneficiaries) shall be held by the Trustee in strict confidence and shall not be divulged to any person, including employees, officers and directors of the Company or any affiliate; provided, however, that, to the extent necessary for the operation of the Plan, such instructions may be relayed by the Trustee to a recordkeeper, auditor or other person providing services to the Plan if such person (i) is not the Company, an affiliate or any employee, officer or director thereof, and (ii) agrees not to divulge such directions to any other person, including employees, officers and directors of the Company and its affiliates. An individual's proportionate number of Shares shall be equal to the product of multiplying the total number of Shares by a fraction, the numera-tor of which shall be the respective number of Shares which are held in such individual's account for which he or she provides instructions to the Trustee and the denominator of which shall be the number of such Shares in all such accounts for which instruc-tions are provided to the Trustee.

	    (b) Rights on Tender or Exchange Offer. Each Partici-pant (or beneficiary) shall have the right, to the extent of his or her proportionate number (as determined in the last sentence of this Section 12.7(b)) of Shares to instruct the Trustee in writing as to the manner in which to respond to a tender or exchange offer with respect to such Shares. The Company shall use its best efforts to timely distribute or cause to be distrib-uted to each such Participant (or beneficiary) the information distributed to stockholders of the Company in connection with any such tender or exchange offer. Upon timely receipt of such instructions, the Trustee shall respond as instructed with respect to such Shares. If, and to the extent that, the Trustee shall not have received timely instructions from any individual given a right to instruct the Trustee with respect to certain Shares by the first sentence of this Section 12.7(b), such indi-vidual shall be deemed to have timely instructed the Trustee not to tender or exchange such shares. The instructions received by the Trustee from individual Participants (or beneficiaries) shall be held by the Trustee in strict confidence and shall not be divulged or released to any person, including employees, officers and directors of the Company or any affiliate; provided, however, that, to the extent necessary for the operation of the Plan, such instructions may be relayed by the Trustee to a recordkeeper, auditor or other person providing services to the Plan if such person (i) is not the Company, an affiliate or any employee, officer or director thereof, and (ii) agrees not to divulge such instructions to any other person, including employees, officers and directors of the Company and its affiliates. An individual's proportionate number of Shares shall be equal to the product of multiplying the total number of Shares by a fraction, the numera-tor of which shall be the number of Shares which are held in such individual's account and the denominator of which shall be the total number of Shares.

	IV. Except as provided for in this Amendment No. 15, all other provisions of the Plan shall remain in full force and effect.

	IN WITNESS WHEREOF, this Amendment No. 15 is executed this 1st day of November, 1995.
                              PENNSYLVANIA POWER & LIGHT COMPANY



                              By:__/s/ John M. Chappelear_______
                                 John M. Chappelear
                                 Vice President-Investments &
                                 Pensions